Exhibit 99.1

ConocoPhillips Reports First-Quarter Earnings of $2.1 Billion

Highlights

  First-quarter earnings of $2.1 billion, or $1.40 per share, compared with first-quarter 2009 earnings of $0.8 billion, or $0.54 per share
  Higher realized crude oil prices
  U.S. refining utilization of 88 percent
  Announced share repurchase program and dividend increase
  After-tax charges of $110 million for ending participation in the Shah and Yanbu projects

HOUSTON--(BUSINESS WIRE)--April 29, 2010--ConocoPhillips (NYSE:COP) today reported first-quarter earnings of $2.1 billion, compared with first-quarter 2009 earnings of $0.8 billion. Excluding after-tax charges of $110 million for ending participation in the Shah and Yanbu projects, first-quarter 2010 adjusted earnings were $2.2 billion, or $1.47 per share.

“Improving market conditions in the first quarter contributed to increased earnings,” said Jim Mulva, chairman and chief executive officer. “Our performance in the first quarter was solid, with E&P production in line with the fourth quarter of the prior year. This allowed us to capture the benefit of significantly improved oil prices. In R&M, the U.S. refining capacity utilization rate improved, light-heavy crude differentials widened and we reduced costs.”

Production from the Exploration and Production (E&P) segment for the first-quarter of 2010 was 1.83 million barrels of oil equivalent (BOE) per day, compared with 1.93 million BOE per day in the same period in 2009. The decrease was mainly due to normal field decline, primarily in the United Kingdom, Lower 48 and Alaska; increased impacts from production sharing agreements, mostly in Asia Pacific; and unplanned downtime in the Lower 48 due to weather conditions. Increased production from China and Canadian oil sands partially offset the decrease.

“The higher crude oil and natural gas liquids prices resulted in improved earnings across our E&P portfolio,” added Mulva. “Within the Lower 48, where more than a third of our production is liquids, our presence in the Bakken, Permian, San Juan and offshore Gulf of Mexico areas enabled us to benefit from the higher prices which, along with ongoing cost reductions, resulted in substantially improved Lower 48 E&P earnings.”

During the quarter, the company continued to ramp-up its drilling program in the Eagle Ford shale play. ConocoPhillips currently has three rigs drilling in the play and has completed the drilling of four horizontal wells. The first of these wells was placed on production in late March and flowed at an initial daily rate of 3.8 million cubic feet of gas and 1,200 barrels of condensate. This well and other industry drilling results reinforced the potential of ConocoPhillips’ 240,000 net acre position in the liquids-rich core of this play.

In the Bakken shale play, three wells were spud during March, bringing the total current year well count to six. Three wells were placed on production during March with initial rates of approximately 2,000 barrels of oil per day each.

In Refining and Marketing (R&M), the first-quarter 2010 U.S. refining capacity utilization rate was 88 percent, reflecting economic run cuts and turnaround activity. The international utilization rate was 48 percent, which reflects turnaround activity in the company’s joint-venture refineries in Malaysia and Germany, as well as the shutdown of the Wilhelmshaven, Germany refinery due to market conditions. Although overall market conditions for R&M were weaker during the quarter, light-heavy crude differentials widened and earnings benefited from lower costs and improved clean product yields. As a result, R&M earnings for the quarter were positive, excluding the Yanbu impairment of $25 million after-tax.

“During the quarter, the company’s Chemicals and Midstream segments experienced improved market conditions,” added Mulva. “Our 50 percent interest in CPChem delivered very good results, primarily due to strong margins that were a result of a tightening in the supply-demand balance, and DCP Midstream benefited from higher natural gas liquids prices.”

In fourth-quarter 2009, ConocoPhillips announced a $10 billion two-year asset disposition program, with approximately half of the dispositions expected in 2010. As part of the program, in April 2010, ConocoPhillips entered into agreements with Sinopec to sell its interest in Syncrude for $4.65 billion. The company also initiated disposition efforts on the REX Pipeline, as well as selected E&P properties in Lower 48 and Canada. As previously disclosed, the company has agreed to sell its interest in the CFJ joint venture subject to the closing of the Flying J/Pilot merger and other customary conditions.

During the first-quarter of 2010, the company also announced plans to reduce its equity ownership in LUKOIL from 20 to 10 percent and execute a $5 billion share repurchase program, both by the end of 2011. In addition, the company announced a 10 percent increase in its quarterly dividend rate, continuing the practice of annual dividend increases since the formation of ConocoPhillips eight years ago.

“The increase in dividends and the sale of the Syncrude interest are examples of steps we have taken to increase distributions and improve our balance sheet,” added Mulva. “As previously announced, we decided to opt out of the Yanbu refinery project and have elected not to participate in the Shah gas field development in Abu Dhabi. Over the next couple of years we expect to see improved shareholder returns through disciplined capital investment, a strengthened financial position, and growth in shareholder distributions.”

2010 Financial Highlights

First-quarter 2010 earnings were $2.1 billion, or $1.40 per share, compared with earnings of $0.8 billion, or $0.54 per share, for the same period in 2009. The increase in earnings is primarily due to the impact of significantly higher crude oil prices and lower operating costs, partially offset by lower production volumes, lower worldwide realized refining and marketing margins, and after-tax charges of $110 million, or $0.07 per share, related to ending participation in the Shah and Yanbu projects.

For the quarter, cash from operations was $3.0 billion, which included a $1.0 billion reduction in cash from operations related to an inventory driven increase in working capital. The company funded a $2.5 billion capital program and paid $0.7 billion of dividends. As of March 31, 2010, debt was $29.0 billion and the debt-to-capital ratio was 31 percent.

Effective January 2010, ConocoPhillips changed the method used to determine its equity share of LUKOIL’s earnings. Under the new method, the company records its equity share of LUKOIL’s actual earnings on a one-quarter lag basis, rather than using an earnings estimate for the current quarter. Results for prior periods have been recast to reflect this change.

Earnings
	Millions of Dollars
	First Quarter
	2010	2009
Exploration and Production (E&P)	$1,832	$700
Midstream	77	123
Refining and Marketing (R&M)	(4)	205
LUKOIL Investment	387	8
Chemicals	110	23
Emerging Businesses	6	-
Corporate and Other	(310)	(259)
ConocoPhillips	$2,098	$800

First-quarter 2009 has been recast to reflect the change of recording the company's equity earnings for LUKOIL on a one-quarter lag basis.

ConocoPhillips will host a conference call at 10 a.m. Eastern time today to discuss its quarterly results and provide a status update on operational and strategic plans. To listen to the conference call and to view related presentation materials, go to www.conocophillips.com and click on the “Investor Information” link. For detailed supplemental information, go to www.conocophillips.com/EN/investor/financial_reports/earnings_reports/Pages/index.aspx.

ConocoPhillips is an international, integrated energy company with interests around the world. Headquartered in Houston, the company had approximately 29,900 employees, $155 billion of assets, and $179 billion of annualized revenues as of March 31, 2010. For more information, go to www.conocophillips.com.

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters including, but not limited to, crude oil and natural gas prices; refining and marketing margins; potential failure to achieve, and potential delays in achieving, expected reserves or production levels from existing and future oil and gas development projects due to operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas; unsuccessful exploratory activities; potential disruption or unexpected technical difficulties in developing new products and manufacturing processes; potential failure of new products to achieve acceptance in the market; unexpected cost increases or technical difficulties in constructing or modifying company manufacturing or refining facilities; unexpected difficulties in manufacturing, transporting or refining synthetic crude oil; international monetary conditions and exchange controls; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; and general domestic and international economic and political conditions; as well as changes in tax, environmental and other laws applicable to our business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission (SEC). Unless legally required, ConocoPhillips undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information -- This press release includes the term adjusted earnings. This is a non-GAAP financial measure and is included to help facilitate comparisons of company operating performance across periods.

References in the release to earnings refer to net income attributable to ConocoPhillips.

Implementation of the change in accounting principle related to our LUKOIL investment is subject to the receipt of a preferability letter from our independent registered public accounting firm, which the Company expects to receive in connection with the filing of its Quarterly Report on Form 10-Q for the period ending March 31, 2010.

CONTACT:
ConocoPhillips
Nancy Turner, 281-293-1430 (media)
nancy.e.turner@conocophillips.com
Clayton Reasor, 212-207-1996 (investors)
c.c.reasor@conocophillips.com